MasterCard Incorporated Reports
Third-Quarter 2015 Financial Results

•	Third-quarter net income of $1.0 billion, excluding a special item, or $0.91 per diluted share

•	Third-quarter net income of $977 million, including a special item, or $0.86 per diluted share

•	Third-quarter net revenue increase of 2%, to $2.5 billion

•	Third-quarter gross dollar volume up 13% and purchase volume up 12%

Purchase, NY, October 29, 2015 - MasterCard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2015. Excluding a special item, the company reported net income of $1.0 billion, up 1%, or 9% after adjusting for currency, and earnings per diluted share of $0.91, up 5% or 11% adjusted for currency, versus the year-ago period. Including the special item, a $50 million after-tax charge related to the termination of the U.S. employee pension plan, the company reported net income of $977 million, a decrease of 4%, or an increase of 3% after adjusting for currency, and earnings per diluted share of $0.86, a decrease of 1%, or an increase of 5% when adjusted for currency, versus the year-ago period. The net income and earnings per diluted share figures, excluding the special item, are reconciled to their comparable GAAP measures in the accompanying tables. Acquisitions had a $0.03 dilutive impact on earnings per diluted share in the quarter.

Net revenue for the third quarter of 2015 was $2.5 billion, a 2% increase versus the same period in 2014. Adjusted for currency, net revenue increased 8%. Net revenue growth was driven by the impact of the following:

•	An increase in cross-border volumes of 16%;

•	A 13% increase in gross dollar volume, on a local currency basis, to $1.2 trillion; and

•	An increase in processed transactions of 12%, to 12.3 billion.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes. Acquisitions contributed 1 percentage point to total net revenue growth.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the third quarter of 2014, to $852 billion. As of September 30, 2015, the company’s customers had issued 2.2 billion MasterCard and Maestro-branded cards.

“We are pleased with the results we delivered this quarter, in spite of the ongoing uncertainty in the global economy. We continue to see double-digit growth in both volume and transactions in most of our regions around the world,” said Ajay Banga, president and CEO, MasterCard. “As the world becomes more digitally driven, our innovations and investments in things such as MasterPass, EMV and biometrics are helping to redefine the way people shop and pay with convenience and security.”

-more-

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Excluding the special item, total operating expenses increased 1%, or 5% when adjusted for currency, to $1.1 billion during the third quarter of 2015 compared to the same period in 2014. Acquisitions contributed 4 percentage points of the FX-adjusted growth. Including the special item, total operating expenses increased 9%, or 13% when adjusted for currency, from the year-ago period.

Operating income for the third quarter of 2015 increased 2%, or 10% adjusted for currency, versus the year-ago period, excluding the special item. The company delivered an operating margin of 57.2%.

MasterCard reported other expense of $17 million in the third quarter of 2015, versus $2 million in the third quarter of 2014. The change was mainly driven by our share of equity losses from equity method investments and lower interest income.

MasterCard’s effective tax rate was 28.2% in the third quarter of 2015, versus a rate of 28.5% in the comparable period in 2014, excluding the special item. The decrease was primarily due to a larger repatriation benefit and a more favorable mix of taxable earnings, offset by a reduction in discrete benefits.

During the third quarter of 2015, MasterCard repurchased approximately 10 million shares of Class A common stock at a cost of approximately $930 million. Quarter-to-date through October 22nd, the company repurchased an additional 1.5 million shares at a cost of approximately $144 million, with $1.2 billion remaining under the current repurchase program authorization.

Year-to-Date 2015 Results

For the nine months ended September 30, 2015, excluding this quarter’s special item, as well as the $44 million after-tax charge relating to a U.K. merchant litigation settlement recorded in the second quarter of 2015, MasterCard reported net income of $3.0 billion, an increase of 7%, or 15% after adjusting for currency, and earnings per diluted share of $2.64, up 10%, or 18% adjusting for currency versus the year-ago period. Including the special items, net income was $2.9 billion and earnings per diluted share was $2.56. Acquisitions had a $0.08 dilutive impact on earnings per diluted share in the year-to-date period.

Net revenue for the nine months ended September 30, 2015 was $7.2 billion, an increase of 2%, or 8% after adjusting for currency, versus the same period in 2014. Gross dollar volume growth of 13%, cross-border volume growth of 17% and transaction processing growth of 12% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 2 percentage points to total net revenue growth.

Excluding the special items, total operating expenses increased 3%, or 7% after adjusting for currency, to $3.0 billion, for the nine months ended September 30, 2015, compared to the same period in 2014. The increase was due to the impact of acquisitions. Including the special items, total operating expenses increased 8%, or 12% after adjusting for currency.

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Excluding the special items, operating income was $4.1 billion, an increase of 1% for the nine months of 2015 versus the same period in 2014 or an increase of 8% after adjusting for currency. The company delivered an operating margin of 57.5%.

MasterCard’s effective tax rate was 26.0% for the nine months ended September 30, 2015 versus a rate of 30.9% in the same period in 2014, excluding the special items. The decrease was primarily due to a larger repatriation benefit, the recognition of a discrete U.S. foreign tax credit benefit and a more favorable mix of taxable earnings.

Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results.

The dial-in information for this call is 877-201-0168 (within the U.S.) and 647-788-4901 (outside the U.S.), and the passcode is 51218078. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 51218078.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of

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the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to our business performance and the execution of our strategy.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2014, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2015, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper or Matt Lanford, investor_relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Net Revenue	$2,530	$2,490	$7,150	$7,030
Operating Expenses
General and administrative	883	784	2,343	2,180
Advertising and marketing	184	203	502	525
Depreciation and amortization	94	83	273	237
Provision for litigation settlement	—	—	61	—
Total operating expenses	1,161	1,070	3,179	2,942
Operating income	1,369	1,420	3,971	4,088
Other Income (Expense)
Investment income	5	8	20	21
Interest expense	(15)	(11)	(49)	(32)
Other income (expense), net	(7)	1	(9)	(5)
Total other income (expense)	(17)	(2)	(38)	(16)
Income before income taxes	1,352	1,418	3,933	4,072
Income tax expense	375	403	1,015	1,256
Net Income	$977	$1,015	$2,918	$2,816

Basic Earnings per Share	$0.86	$0.88	$2.57	$2.41
Basic Weighted-Average Shares Outstanding	1,130	1,157	1,136	1,169
Diluted Earnings per Share	$0.86	$0.87	$2.56	$2.40
Diluted Weighted-Average Shares Outstanding	1,133	1,160	1,139	1,172

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	September 30, 2015	December 31, 2014
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,877	$5,137
Restricted cash for litigation settlement	541	540
Investments	1,232	1,238
Accounts receivable	1,081	1,109
Settlement due from customers	912	1,052
Restricted security deposits held for customers	871	950
Prepaid expenses and other current assets	843	671
Deferred income taxes	268	300
Total Current Assets	9,625	10,997
Property, plant and equipment, net of accumulated depreciation of $484 and $437, respectively	641	615
Deferred income taxes	22	96
Goodwill	1,907	1,522
Other intangible assets, net of accumulated amortization of $786 and $663, respectively	820	714
Other assets	1,619	1,385
Total Assets	$14,634	$15,329
LIABILITIES AND EQUITY
Accounts payable	$381	$419
Settlement due to customers	883	1,142
Restricted security deposits held for customers	871	950
Accrued litigation	711	771
Accrued expenses	2,512	2,439
Other current liabilities	585	501
Total Current Liabilities	5,943	6,222
Long-term debt	1,495	1,494
Deferred income taxes	95	115
Other liabilities	803	674
Total Liabilities	8,336	8,505
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,368,854,797 and 1,352,378,383 shares issued and 1,101,756,990 and 1,115,369,640 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 22,556,445 and 37,192,165 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,973	3,876
Class A treasury stock, at cost, 267,097,807 and 237,008,743 shares, respectively	(12,713)	(9,995)
Retained earnings	15,543	13,169
Accumulated other comprehensive income (loss)	(536)	(260)
Total Stockholders’ Equity	6,267	6,790
Non-controlling interests	31	34
Total Equity	6,298	6,824
Total Liabilities and Equity	$14,634	$15,329

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
	(in millions)
Operating Activities
Net income	$2,918	$2,816
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	560	513
Depreciation and amortization	273	237
Share-based payments	1	(43)
Deferred income taxes	18	(80)
Other	33	24
Changes in operating assets and liabilities:
Accounts receivable	(27)	(96)
Income taxes receivable	(83)	(12)
Settlement due from customers	78	86
Prepaid expenses	(704)	(610)
Accrued litigation and legal settlements	(60)	(97)
Accounts payable	(31)	(39)
Settlement due to customers	(192)	(124)
Accrued expenses	1	60
Net change in other assets and liabilities	219	47
Net cash provided by operating activities	3,004	2,682
Investing Activities
Purchases of investment securities available-for-sale	(862)	(1,977)
Purchases of other short-term investments held-to-maturity	(868)	—
Acquisition of businesses, net of cash acquired	(584)	(336)
Purchases of property, plant and equipment	(125)	(97)
Capitalized software	(124)	(75)
Proceeds from sales of investment securities available-for-sale	666	1,444
Proceeds from maturities of investment securities available-for-sale	476	1,322
(Increase) decrease in restricted cash for litigation settlement	(1)	184
Proceeds from maturities of investment securities held-to-maturity	576	—
Other investing activities	(7)	(17)
Net cash (used in) provided by investing activities	(853)	448
Financing Activities
Purchases of treasury stock	(2,725)	(3,231)
Proceeds from debt	—	1,487
Dividends paid	(548)	(388)
Tax benefit for share-based payments	40	53
Cash proceeds from exercise of stock options	25	23
Other financing activities	(8)	(39)
Net cash used in financing activities	(3,216)	(2,095)
Effect of exchange rate changes on cash and cash equivalents	(195)	(172)
Net (decrease) increase in cash and cash equivalents	(1,260)	863
Cash and cash equivalents - beginning of period	5,137	3,599
Cash and cash equivalents - end of period	$3,877	$4,462

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$625	$574
Fair value of liabilities assumed related to acquisitions	$41	$134

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended September 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$351	2.7%	14.0%	$237	14.5%	3,128	$114	13.2%	1,142	502	535
Canada	33	-2.1%	17.8%	31	19.2%	468	2	-2.5%	6	42	49
Europe	332	-5.9%	16.9%	228	14.8%	4,635	104	21.9%	791	382	400
Latin America	77	-15.3%	16.5%	45	17.7%	1,437	32	14.9%	230	147	168
Worldwide less United States	793	-3.2%	15.6%	541	15.1%	9,668	253	16.7%	2,168	1,073	1,152
United States	365	7.6%	7.6%	311	7.8%	5,667	54	6.8%	340	332	367
Worldwide	1,159	—%	13.0%	852	12.3%	15,335	307	14.8%	2,508	1,404	1,519
MasterCard Credit and Charge Programs
Worldwide less United States	447	-6.0%	10.7%	407	11.7%	5,783	40	1.3%	189	520	586
United States	175	8.7%	8.7%	168	8.1%	1,906	8	22.9%	9	156	188
Worldwide	622	-2.3%	10.1%	575	10.6%	7,689	48	4.3%	198	676	774
MasterCard Debit Programs
Worldwide less United States	346	0.7%	22.7%	134	27.1%	3,885	213	20.1%	1,980	552	566
United States	190	6.7%	6.7%	144	7.4%	3,761	46	4.6%	331	176	179
Worldwide	536	2.7%	16.5%	277	16.1%	7,646	259	17.0%	2,311	728	745
	For the 9 Months Ended September 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$1,027	6.2%	14.8%	$689	15.0%	8,718	$338	14.4%	3,242	502	535
Canada	97	1.2%	16.8%	92	18.6%	1,314	5	-6.9%	17	42	49
Europe	938	-7.1%	16.2%	648	14.3%	12,964	289	20.5%	2,212	382	400
Latin America	237	-9.4%	15.4%	140	18.2%	4,152	97	11.6%	666	147	168
Worldwide less United States	2,298	-1.5%	15.5%	1,568	15.2%	27,148	729	16.2%	6,136	1,073	1,152
United States	1,068	7.1%	7.1%	908	7.3%	16,362	160	6.1%	1,009	332	367
Worldwide	3,366	1.1%	12.7%	2,476	12.2%	43,510	889	14.2%	7,145	1,404	1,519
MasterCard Credit and Charge Programs
Worldwide less United States	1,314	-3.7%	10.9%	1,195	12.2%	16,481	119	-0.3%	557	520	586
United States	500	6.9%	6.9%	479	6.9%	5,351	21	8.2%	25	156	188
Worldwide	1,813	-1.0%	9.8%	1,673	10.6%	21,832	140	0.9%	582	676	774
MasterCard Debit Programs
Worldwide less United States	984	1.7%	22.3%	374	26.2%	10,667	611	20.0%	5,579	552	566
United States	568	7.2%	7.2%	429	7.7%	11,011	139	5.8%	985	176	179
Worldwide	1,553	3.6%	16.3%	803	15.6%	21,679	749	17.1%	6,563	728	745
	For the 3 months ended September 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$342	16.8%	17.0%	$228	15.7%	2,591	$113	19.9%	1,006	436	467
Canada	34	0.4%	5.1%	31	6.5%	393	2	-11.9%	6	37	43
Europe	353	9.8%	12.1%	238	9.2%	3,765	116	18.6%	682	344	360
Latin America	91	9.3%	14.4%	57	19.5%	1,284	35	7.0%	208	132	151
Worldwide less United States	820	12.1%	14.1%	554	12.6%	8,032	266	17.1%	1,902	948	1,022
United States	339	7.6%	7.6%	289	8.3%	5,170	51	4.1%	335	307	341
Worldwide	1,159	10.8%	12.1%	843	11.1%	13,202	316	14.8%	2,237	1,256	1,362
MasterCard Credit and Charge Programs
Worldwide less United States	476	8.4%	9.7%	426	11.1%	5,165	49	-1.0%	202	499	561
United States	161	6.7%	6.7%	155	7.5%	1,725	6	-10.1%	8	147	177
Worldwide	637	7.9%	8.9%	582	10.1%	6,890	55	-2.1%	210	646	738
MasterCard Debit Programs
Worldwide less United States	344	17.8%	20.7%	128	18.1%	2,867	216	22.2%	1,700	449	461
United States	178	8.5%	8.5%	134	9.2%	3,444	44	6.5%	328	160	164
Worldwide	522	14.4%	16.2%	261	13.4%	6,312	261	19.2%	2,027	610	625
	For the 9 Months ended September 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$966	14.7%	18.0%	$645	17.2%	7,226	$321	19.4%	2,826	436	467
Canada	96	-1.0%	5.7%	89	7.3%	1,109	7	-12.0%	17	37	43
Europe	1,009	12.4%	13.2%	683	10.1%	10,585	326	20.5%	1,948	344	360
Latin America	262	5.4%	14.2%	160	20.2%	3,703	102	5.8%	612	132	151
Worldwide less United States	2,333	11.9%	14.9%	1,576	13.7%	22,624	756	17.5%	5,403	948	1,022
United States	997	8.5%	8.5%	846	9.1%	15,045	151	4.9%	974	307	341
Worldwide	3,330	10.8%	12.9%	2,423	12.1%	37,669	907	15.2%	6,377	1,256	1,362
MasterCard Credit and Charge Programs
Worldwide less United States	1,364	8.4%	11.0%	1,217	12.2%	14,757	147	1.3%	611	499	561
United States	467	8.2%	8.2%	448	8.6%	4,948	19	-1.3%	21	147	177
Worldwide	1,831	8.3%	10.2%	1,665	11.2%	19,705	166	1.0%	631	646	738
MasterCard Debit Programs
Worldwide less United States	968	17.3%	21.0%	359	19.0%	7,867	610	22.2%	4,792	449	461
United States	530	8.7%	8.7%	399	9.7%	10,097	131	5.8%	953	160	164
Worldwide	1,498	14.1%	16.3%	758	13.9%	17,964	741	18.9%	5,745	610	625

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2015 Q3, several customers purged inactive MasterCard cards and accounts. Data for the comparable periods in 2014 has been revised to be consistent with this approach.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com/investor.

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Non-GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014	Percent Increase / (Decrease)
	Actual	Special Item[1]	Non-GAAP	Actual	Actual	Special Item[1]	Non-GAAP
Total operating expenses	$1,161	$(79)	$1,082	$1,070	9%	7%	1%
Operating income	$1,369	$79	$1,448	$1,420	(4)%	(6)%	2%
Operating Margin	54.1%		57.2%	57.0%
Income tax expense	$375	$29	$404	$403	(7)%	(7)%	—%
Effective Tax Rate	27.7%		28.2%	28.5%
Net Income	$977	$50	$1,027	$1,015	(4)%	(5)%	1%
Diluted Earnings per Share	$0.86	$0.04	$0.91	$0.87	(1)%	(5)%	5%

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014	Percent Increase / (Decrease)
	Actual	Special Items[2]	Non-GAAP	Actual	Actual	Special Items[2]	Non-GAAP
Total operating expenses	$3,179	$(140)	$3,039	$2,942	8%	5%	3%
Operating income	$3,971	$140	$4,111	$4,088	(3)%	(3)%	1%
Operating Margin	55.5%		57.5%	58.1%
Income tax expense	$1,015	$45	$1,060	$1,256	(19)%	(4)%	(16)%
Effective Tax Rate	25.8%		26.0%	30.9%
Net Income	$2,918	$95	$3,013	$2,816	4%	(3)%	7%
Diluted Earnings per Share	$2.56	$0.08	$2.64	$2.40	7%	(3)%	10%

Note: Figures may not sum due to rounding
[1] Represents effect of termination of the U.S. employee pension plan
[2] Represents effect of termination of the U.S. employee pension plan and U.K. Merchant Litigation Settlement